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                                                                    EXHIBIT 10.2


                                    AGREEMENT


         AGREEMENT by and among Adolph Coors Company, a Colorado corporation ("ACC"), Coors Brewing Company, a Colorado corporation ("CBC") (ACC and CBC are hereinafter individually and collectively referred to as the "Company"), and ________(the "Executive"), dated as of June 1, 2002.

         The Executive is employed by the Company. The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, in the event of the threat or occurrence of a Change of Control (as defined below) of the Company. The Board believes that it is important to diminish the distraction of the Executive from Company business because of personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control.

         The parties agree as follows:

         1. Certain Definitions.

            (a) The "Effective Date" shall mean the first date on which a Change of Control (as defined in Section 2) occurs during the Term (as defined in Section 1(b)).

            (b) The "Term" shall mean the period commencing on the date hereof and ending on the second anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), unless previously terminated, the Term shall be automatically extended so as to terminate two years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Board shall give notice to the Executive that the Term not be so extended. Notwithstanding notice to the Executive that the Term shall not be extended, if a Change of Control occurs prior to the expiration of the Term, then the Term shall be automatically extended so as to expire two years from the date of such Change of Control.

         2. Change of Control. For the purposes of this Agreement, a "Change of Control" shall occur if:

            (a) a Person or Persons become(s) the direct or indirect Beneficial Owner of more than 20% of the total voting power of the Voting Stock of the Company at a time when the Existing Shareholder does not hold more than 50% of the voting


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power of the Voting Stock of the Company, provided that any such acquisition of beneficial ownership of Voting Stock by any of the following Persons shall not by itself constitute a Change of Control hereunder: (i) the Company or one of its wholly-owned subsidiaries or (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or one of its wholly-owned subsidiaries;

            (b) the Company consummates a merger, reorganization, recapitalization, joint venture, consolidation, share exchange, business combination or similar form of corporate transaction involving the Company (each, a "Business Combination") unless, immediately following such Business Combination, more than 50% of the voting power of the then outstanding Voting Stock of the Person resulting from consummation of such Business Combination (including, without limitation, any parent or ultimate parent corporation of such Person that as a result of such transaction owns directly or indirectly the Company and all or substantially all of the Company's assets) is held by the Existing Shareholder.

            (c) individuals who constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to February 14, 2002, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to be an Incumbent Director; or

            (d) the shareholders of the Company approve a dissolution or liquidation involving all or substantially all of the Company's assets, or the Company consummates the sale of all or substantially all of the Company's assets to a Person, unless more than 50% of the voting power of the Voting Stock of such Person is held directly or indirectly by the Existing Shareholder.

            (e) For purposes of this Section 2, the following definitions shall apply:

                (i) "Beneficial Owner and Beneficially Own" shall mean beneficial ownership as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to beneficially own all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.


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                (ii) "Company Common Stock" shall mean the Company's Class A
         Common Stock and Class B Common Stock and any other common stock (whether voting or non-voting) that may be hereafter issued by the Company.

                (iii) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                (iv) "Existing Shareholder" shall mean the Adolph Coors, Jr. Trust and any successor trust thereto the primary beneficiaries of which are descendants of Adolph Coors, Sr.

                (v) "Person" shall mean any individual, corporation, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

                (vi) "Voting Stock" shall mean any and all shares, interests, participations, rights in or other equivalents of capital stock and warrants or options exchangeable for or convertible into such capital stock which ordinarily have the power to vote for the election of directors, managers or other voting members of the governing body (the "Governing Board") of a Person.

         3. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the second anniversary of such date (the "Employment Period").

         4. Terms of Employment.

            (a) Position and Duties.

                (i) During the Employment Period, (A) the Executive's position (including status, offices, titles and reporting requirements), total enterprise-wide scope (if Executive is an officer of ACC), authority, duties and responsibilities shall be commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the one year period immediately preceding the Effective Date and (B) the Executive's services shall be performed at the location where the Executive was employed preceding the Effective Date or any office or location less than thirty-five miles from such location.

                (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and to discharge the responsibilities assigned to the Executive hereunder. During the Employment Period Executive may



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         (A) serve on civic or charitable boards or committees of not for profit or similar organizations, (B) teach, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. To the extent that any such activities have been conducted by the Executive and by other executives of the Company prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

            (b) Compensation.

                (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary"), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than twelve months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term "affiliated companies" shall include any company controlled by, controlling or under common control with the Company.

                (ii) Annual Bonus. In addition to Annual Base Salary, the Executive shall be entitled to participate, with respect to each fiscal year ending during the Employment Period, in the Company's Management Incentive Compensation Plan, or any comparable successor plans, under terms (including measures of performance, targets and payout potential) at least as favorable as the terms under such bonus plan as in effect during the Company's fiscal year ending immediately prior to the Effective Date (the "Annual Bonus"). Each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the end of the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

                (iii) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies,



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         but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities or retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally during the two year Employment Period following the Effective Date to other peer executives of the Company and its affiliated companies.

                (iv) Stock Options and Other Equity Grants. During each year of the Employment Period, the Executive shall receive either (A) stock option grants pursuant to the Company's 1990 Equity Incentive Plan or any successor plan for each fiscal year ending during the Employment Period equal to the highest number and value to those granted to Executive for any of the three (3) years prior to the Effective Date (the "Stock Option / RSO Valuation Amount"), or (B) if such Plan or Plans do not exist, then an amount in cash equal to the Stock Option / RSO Valuation Amount. In addition, during the Employment Period, the Executive shall receive restricted stock grants pursuant to the Company's 1990 Equity Incentive Plan or any successor plan for each fiscal year during the Employment Period equal to the highest number and value to those granted to executive for any of the three (3) years prior to the Effective Date (the "Stock Option / RSO Valuation Amount"), or (B) if such Plan or Plans do not exist, then an amount in cash equal to the Stock Option / RSO Valuation Amount.

                (v) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

                (vi) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses



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         incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

                (vii) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, or cash payments in lieu of such fringe benefits, including but not limited to, tax and financial planning services, payment of club dues, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

                (viii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

                (ix) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

                (x) Retirement Plan. On the Effective Date, the Company shall credit Executive with additional years of vesting service and an equal number of years of benefit service (but not for age) for Executive to receive benefits under the Coors Retirement Plan and any other supplemental or other retirement or pension plan maintained by the Company applicable to Executive or any successor(s) to the Coors Retirement Plan or such other plans (individually and collectively, the "Retirement Plans").

         5. Termination of Employment.



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            (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with
Section 12(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the thirty days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be a disability pursuant to the Company's then existing Long Term Disability Plan or, in the absence of such a plan, a disability determined to be total and permanent by a physician selected by the Company and acceptable to the Executive or the Executive's legal representative.

            (b) Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

                (i) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or

                (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is a violation of fiduciary duties or is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is

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provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail. The Company must notify the Executive of any event constituting Cause within ten (10) days following the Company's knowledge of its existence or such event shall not constitute Cause under this Agreement.

            (c) Good Reason. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without Executive's express written consent, the occurrence of any of the following events:

                (i) a demotion or diminution in rank, title, responsibility or authority, the assignment to the Executive, following the Effective Date, of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by
         Section 4(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company within ten (10) days after receipt of such notice thereof given by the Executive;

                (ii) any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, including but not limited to the failure by the Company to pay the Executive any portion of his compensation, or to provide an Annual Bonus under terms (including but not limited to measures, targets and payout potential) at least as favorable as the terms for such Bonus as in effect during the Company's fiscal year immediately prior to the Effective Date or to pay the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company when such compensation is due, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by the Executive;

                (iii) the Company's requiring the Executive to be based at any office or location other than as provided in Section 4(a)(i)(B) hereof for more than 60 days during any twelve consecutive calendar months or the Company's requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

                (iv) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or



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                (v) any failure by the Company to comply with and satisfy
         Section 12(c) of this Agreement.

            For purposes of this Section 5(c), any good faith determination of "Good Reason" made by the Executive shall be conclusive. Anything in this Agreement to the contrary notwithstanding, a termination by the Executive for any reason in the Executive's sole discretion during the thirty-day period immediately following the first anniversary of the Effective Date shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

            (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

            (e) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date up to six months thereafter specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination or any later date specified therein within 30 days of such notice and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

         6. Obligations of the Company upon Termination.

            (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:



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                  (i) the Company shall pay to the Executive in a lump sum in cash within ten (10) days after the Date of Termination the aggregate of the following amounts:

                  (A) the sum of (1) the Executive's Annual Base Salary (which for this purpose shall include any allowance for perquisites that is paid directly to the Executive) through the end of the fiscal year containing the Date of Termination; (2) an amount equal to (x) the higher of the target bonus amount or the bonus actually paid to the Executive under the Company's Management Incentive Compensation Plan (or any comparable successor plan(s)) for the fiscal year of the Company prior to the Effective Date or (y) the target bonus amount payable to the Executive under such plan(s) for the fiscal year of the Company which contains the Date of Termination, whichever of (x) or (y) is higher (the "Target Bonus"); and (3) any accrued vacation or other pay not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) are herein referred to as the "Accrued Obligations"); and

                  (B) the amount equal to the product of (1) three and (2) the sum of (x) the Executive's Annual Base Salary (which for this purpose shall include any allowance for perquisites that is paid directly to the Executive) and (y) the higher of (aa) the Target Bonus and (bb) the highest annual incentive bonus earned by Executive during the last three (3) completed fiscal years of the Company immediately preceding Executive's Date of Termination (annualized in the event Executive was not employed by the Company for the whole of any such fiscal year), with the product of (1) and
            (2) reduced by the amounts paid, if any, to the Executive under the Company's Severance Pay Plan or pursuant to any other contractual arrangement with the Executive or plan providing coverage to the Executive as a result of such termination.

                  (ii) for twenty-four months after the Executive's Date of Termination or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive's family, including life insurance, at least equal (on an after-tax basis) to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(v) of this Agreement if the Executive's employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under



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         such other plan during such applicable period of eligibility, but only to the extent that the Company reimburses the Executive for any increased cost and provides any additional benefits necessary to give Executive the benefits provided hereunder.

                  (iii) the Company shall credit Executive for benefit calculation purposes under the Retirement Plans (A) for the balance of the Employment Period and (B) with two additional years of benefit service, vesting service and age.

                  (iv) for twenty-four months following the Date of Termination the Company shall, at its sole expense, reimburse the Executive for the cost (but not in excess of $25,000 in the aggregate), as incurred, for outplacement services the scope and provider of which shall be selected by the Executive in Executive's sole discretion.

                  (v) for twenty-four months following the Date of Termination the Company shall, to the extent not otherwise paid or provided, pay or provide to the Executive, all other fringe benefits and executive perquisites provided on the date of this Agreement, or on the Date of Termination to the extent they are more extensive, including, but not limited to, luncheon club dues, annual physical examination, parking, health club dues, and financial planning assistance ("Other Benefits"); and

                  (vi) with respect to any options, restricted stock or other stock based awards held by the Executive pursuant to the Company's Equity Incentive Plan, or any successor plan, on the Date of Termination all restrictions on awards of restricted stock will be canceled, and all outstanding stock options and stock appreciation rights and other stock based awards that have not fully vested, shall vest immediately and become fully exercisable and shall not thereafter be forfeitable; provided further that with respect to the Executive's stock options, (i) the options shall remain exercisable until the earlier of (x) the expiration of the option term or (y) five (5) years after the Date of Termination; (ii) for purposes of option exercises by the Executive following the Effective Date for the period such options remain exercisable, for each share of common stock acquired pursuant to such option exercise, Executive shall be entitled to a cash payment equal to the excess, if any, of (x) the closing price of one share of the common stock subject to such option as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange, Inc. (the "NYSE") (or, if the securities are not listed or



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         admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the securities are listed or admitted to trading or, if the securities are not listed or admitted to trading on any national securities exchange, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, any such exchange or system an "Other Exchange") on the date of the Change of Control over (y) the closing price of one share of the common stock on the NYSE or any Other Exchange on the date of exercise; and (iii) if, after a Change of Control occurs, any of the Executive's stock options are not assumed or substituted by the successor corporation or the common stock (or common stock equivalent, in the case of a non-U.S. entity) for which each such option is exercisable is not traded on the NYSE or any Other Exchange, then in respect of each such option held by the Executive, the Executive, in exchange for surrendering such options, shall be entitled to an immediate cash payment equal to the Black-Scholes value (determined as of that date, the date of grant, or the Effective Date, whichever of the foregoing is highest) of each such option as determined by the independent accounting firm that audited the Company's financial statements prior to the Change of Control, assuming that the option's expected life is the balance of its term.

            (b) Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within thirty days of the Date of Termination. The term Other Benefits at utilized in this Section 6(b) shall include, without limitation, and the Executive's estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive's estate and/or the Executive's beneficiaries, as in effect on the date of the Executive's death with respect to other peer executives of the Company and its affiliated companies and their beneficiaries. Anything in this Agreement to the contrary notwithstanding, if the Executive's accidental death occurs after the receipt of a Notice of Termination for any termination (i) by the Company other than for Cause or Disability or (ii) by the Executive for Good Reason and no payments to Executive have been made under Section 6(a), then this
Section 6(b) shall not apply and the Executive's estate and/or beneficiaries shall be entitled to the benefits of Section 6(a).

            (c) Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty days of the Date of Termination. The Term "Other Benefits" as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies and their families.

            (d)   Termination in Anticipation of a Change of Control.

                  (i) An "Anticipatory Termination" occurs if either

                  (A) (1) the Company terminates the Executive's employment
            other than for Cause or Disability prior to the date on which a Change of Control occurs, (2) it is reasonably demonstrated by the Executive that such termination of employment (x) was at the request of a third party who had taken steps reasonably calculated to effect a Change of Control or (y) otherwise arose within six months of, and was in connection with or in anticipation of, a Change of Control, and (3) a Change of Control occurs, or

                  (B) (1) during the Term, an event occurs that would have
            constituted Good Reason if the Effective Date was deemed to be the date immediately prior to the date of such event and the Executive terminated his employment subsequent to such event, (2) the Executive can reasonably demonstrate that such Good Reason event (x) was at the request of a third party who had taken steps reasonably calculated to effect a Change of Control or (y) otherwise arose within six months of, and was in connection with or in anticipation of, a Change of Control, and (3) a Change of Control occurs.

         For purposes of clauses (A)(2)(y) and (B)(2)(y) of this paragraph, it shall be presumed that such event was in connection with or in anticipation of a Change of Control unless the Company establishes otherwise by clear and convincing evidence.

                  (ii) Obligations of the Company upon an Anticipatory Termination. If the Executive has reason to believe that an Anticipatory Termination may have occurred, he shall provide a notice setting forth such belief in accordance with Section 13(b) of this Agreement within one hundred and twenty (120) days after a Change of Control has occurred. Upon an Anticipatory Termination, the Executive shall be entitled to (A) the payments specified in Sections 6(a)(i), (iii) and (iv) (to the extent not previously paid), (B) the benefits specified in Sections 6(a)(ii) and (v) )to the extent not previously provided) (or the after-tax equivalent thereof to the extent that such benefits have not been or are not provided in kind), (C) to the extent that the Executive has outstanding any unexercised stock options and other stock-based awards, the provisions of Section 6(a)(vi) shall apply to them, and (D) in respect of any stock options or other stock based awards that were forfeited by the Executive as a result of his termination of employment but would have vested had Section 6(a)(vi) applied, such awards shall be reinstated (or if not reinstated, the Executive shall be paid in cash the fair value of such award as determined by the accounting firm referred to in Section 6(a)(vi)). For the purposes of this Section 6(e)(ii), the Executive's Date of Termination shall be deemed to be his last date of employment by the Company.

         7. Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 13(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice, or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

         8. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment, except as specifically provided with respect to medical and other welfare benefits under another employer-provided plan pursuant to subsection 6(a)(ii). The Company agrees to pay as incurred, and to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

         9. Certain Additional Payments by the Company.

            (a) Anything in this Agreement or in any other agreement between the Company and the Executive or in any stock option or other benefit plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

            (b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized certified public accounting firm as may be designated by the Executive (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the Company or the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five business days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that a Gross-Up Payment which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

            (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notifications shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                  (i) give the Company any information reasonably requested by the Company relating to such claim,

                  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                  (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

                  (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

             (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to consent such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         10. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all material proprietary information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for denying, deferring or withholding any amounts or benefits payable to the Executive under this Agreement.

         11. Dispute Resolution .

             (a) All claims and controversies that may arise under this Agreement shall be submitted to, and determined through, binding arbitration in the Denver, Colorado metropolitan area in accordance with the employment arbitration procedures of the American Arbitration Association ("AAA") existing at the time the arbitration is conducted, before a single arbitrator chosen in accordance with AAA procedures. The decision of the arbitrator shall be enforceable as a court judgment.

             (b) The Company shall reimburse Executive for all legal fees and expenses and related costs and expenses incurred by Executive arising from any claim, controversy or dispute (i) that is submitted to arbitration, whether initiated by the Executive or the Company, and including any dispute as to whether Executive is entitled to fees, expenses and costs under this Section 11(b); (ii) in seeking to obtain or enforce any right or benefit provided for under this Agreement; or (iii) in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five
(5) business days after delivery of Executive's written request(s) for payment accompanied by invoices of fees, expenses and costs incurred.

             (c) If within fifteen (15) days after any Notice of Termination is given or, if later, prior to the Date of Termination (as determined without regard to this Section 11(c)), the person receiving such Notice of Termination notifies the person giving such notice that a claim, controversy or dispute exists concerning the termination or concerning employment or any of the provisions of this Agreement that apply to such termination or employment, the Date of Termination shall be extended to the date on which the claim, controversy or dispute is fully and finally resolved, either by mutual written agreement of the parties or by final decision of the arbitrator referred to in
Section 11 (a).

             (d) If a purported termination of Executive's employment occurs and such termination or the provisions of this Agreement that apply to such termination is disputed in accordance with this Section 11 (including a dispute as to the existence of "good faith" and/or "reasonable attention and time" under any provisions of this Agreement), the Company shall continue to pay Executive the full compensation (including, but not limited to, salary) at Executive's Annual Base Salary and continue Executive's participation in all compensation plans required to be maintained hereunder and continue to provide Executive all other benefits provided for in Section 4(b) of this Agreement until the dispute is finally resolved in accordance with this Section 11. Amounts paid under this section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due Executive under this Agreement.

             (e) In any proceeding (regardless of who initiates such proceeding) under this Agreement the burden of proof as to whether Cause exists, whether Good Reason does not exist, and/or whether "good faith" and/or "reasonable attention and time" exist shall be upon the Company.

         12. Successors.

             (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

            (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

            (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

        13. Miscellaneous.

            (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

            (b) All notices and any other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                If to the Executive:
                At their current home address as listed in the Company's records and as may be updated from time to time by the Executive.


                If to the Company:
                Coors Brewing Company
                311 10th St.
                Golden, CO  80401-0030

                Attention:  Chief Legal Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

            (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

            (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

            (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i) through (v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

            (f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will", and the Executive's employment and/or this Agreement may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement except as provided in Section 6(e) (relating to termination in anticipation of a change in control). From and after the Effective Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

            IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.





                                          Executive:



                                          --------------------------------------



                                          Adolph Coors Company / Coors
                                          Brewing Company:



                                          By:
                                             -----------------------------------